Exhibit 10.1

Execution Version

SEPTEMBER 2019 EXCHANGE AGREEMENT AND

AMENDMENT TO FACILITY AGREEMENT

This SEPTEMBER 2019 EXCHANGE AGREEMENT AND AMENDMENT TO FACILITY AGREEMENT (including the schedules, annexes and exhibits hereto, this “Agreement”), dated as of September 3, 2019, is by and among KemPharm, Inc., a Delaware corporation (the “Borrower”), Deerfield Private Design Fund III, L.P. (“DPDF”) and Deerfield Special Situations Fund, L.P. (“DSS” and, together with DPDF, the “Lenders”). Capitalized terms used but not otherwise defined in this Agreement (including in Annex I hereto) shall have the meanings given to them in the Indenture (as defined below).

RECITALS:

A. The Lenders own an aggregate of $65,423,000 principal amount of the Borrower’s 5.50% Senior Convertible Notes due 2021 (the “Indenture Notes”) issued pursuant to the Indenture, dated as of February 9, 2016 (the “Indenture”), between the Borrower and U.S. Bank National Association, as trustee under the Indenture (together with any successor thereto, the “Trustee”).

B. The Borrower and DPDF have entered into that certain Facility Agreement, dated as of June 2, 2014 (as the same previously has been and in the future may be amended, modified, restated or otherwise supplemented from time to time, the “Facility Agreement”). Upon the execution and delivery of the Facility Agreement, DPDF disbursed the First Disbursement (as defined in the Facility Agreement), which (i) included (among other loans) a term loan of $10,000,000, which is evidenced by the Senior Secured Convertible Note (as defined in the Facility Agreement) (the “FA Note” and, together with the Indenture Notes, the “Notes”); and (ii) obligated the Borrower to issue the Warrant (as defined in the Facility Agreement).

C. Prior to the date hereof, the Borrower has satisfied a portion of the principal amounts under the FA Note, leaving $6,666,666.67 in principal amount of the FA Note outstanding.

D. The Facility Agreement obligated the Borrower to pay to the Lender $3,333,333.33 of the outstanding principal amount of the FA Note, together with accrued and unpaid interest on the entire Principal amount of the FA Note, on June 3, 2019 (the “June 2019 Payment”). The Borrower and DPDF have entered into letter agreements (the “Extension Letters”), which have extended the due date for the June 2019 Payment to September 4, 2019.

E. The Board of Directors of the Borrower has authorized the creation of (i) a new series of Preferred Stock denominated as Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”) with the preferences, rights and limitations described in the Certificate of Designation of Preferences, Rights and Limitations of the Series B-1 Preferred Stock, in the form attached hereto as Exhibit A (the “Series B-1 Certificate of Designation”); and (ii) a new series of Preferred Stock denominated as Series B-2 Convertible Preferred Stock (the “Series B-2 Preferred Stock”) with the preferences, rights and limitations described in the Certificate of Designation of Preferences, Rights and Limitations of the Series B-2 Preferred Stock, in the form attached hereto as Exhibit B (the “Series B-2 Certificate of Designation” and, together with the Series B-1 Certificate of Designation, the “Certificates of Designation”).

F. Pursuant to this Agreement (and subject to the terms and conditions hereof), the Lenders will exchange an aggregate of $3,000,000 principal amount of the Indenture Notes (the “Exchanged Indenture Notes”) for (i) the number of shares of Common Stock, par value $0.0001 per share (“Common Stock”), of the Borrower set forth on Schedule 1 hereto (the “Common Exchange Shares”) and (ii) the number of shares of Series B-1 Preferred Stock set forth on Schedule 1 hereto (the “Preferred Exchange Shares” and, together with the Common Exchange Shares, the “Initial Exchange Shares” and, together with the Option Exchange Shares (as defined in Annex I), the “Exchange Shares”), which Preferred Exchange Shares shall be convertible from time to time by the holder thereof into shares of Common Stock (the “Series B-1 Conversion Shares”).

G. Pursuant to this Agreement, the Lenders will have the right and option to exchange up to an additional $27,000,000 principal amount of the Indenture Notes for shares of Common Stock or shares of Series B-2 Preferred Stock, which shares of Series B-2 Preferred Stock shall be convertible from time to time by the holder thereof into shares of Common Stock (the “Series B-2 Conversion Shares” and, together with the Series B-1 Conversion Shares, the “Conversion Shares”).

H. Pursuant to this Agreement, DPDF and the Borrower desire (i) to reduce the interest rate applicable under the Facility Agreement, (ii) to provide for “payment in kind” of interest on the Loans (as defined in the Facility Agreement), and (iii) to defer the June 2019 Payment until June 1, 2020 upon the terms and subject to the conditions set forth herein.

I. The parties intend that the foregoing amendments and exchange of a portion of the Indenture Notes for Exchange Shares are part of, and pursuant to, a Plan of Recapitalization and Reorganization of the Borrower described in Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”).

J. Contemporaneously with the execution and delivery of this Agreement, the Borrower and Boston Pharmaceuticals SA, an affiliate of Gurnet Point Capital Limited, are entering into a Collaboration and License Agreement in respect of specified product candidates of the Borrower, in substantially the last form furnished to the Lenders prior to the date hereof (in such form, without amendment or modification, the “GPC License Agreement”).

K. In connection with entering into the GPC License Agreement, at the request of the Borrower, DPDF is willing to provide a limited waiver of certain provisions of the Facility Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

INITIAL EXCHANGE AND OPTIONAL EXCHANGE

Section 1.01. Initial Exchange. Subject to the terms and conditions hereof, each Lender hereby agrees to exchange the Exchanged Indenture Notes held by it for the issuance by the Borrower to such Lender of Common Exchange Shares and Preferred Exchange Shares (the “Initial Exchange”), in each case as set forth on Schedule 1 hereto.

Section 1.02. Optional Exchange. At any time and from time to time on or after the Effective Date, the Lenders shall have the right and option, but not the obligation, to exchange up to an additional $27,000,000 aggregate principal amount of the Indenture Notes for shares of Common Stock or Series B-2 Preferred Stock in accordance with Annex I hereto (any such exchange, an “Optional Exchange”). For the avoidance of doubt, Annex I is incorporated herein with the same force and effect as if fully set forth in the body of this Agreement.

Section 1.03. Initial Exchange Settlement. As soon as practicable following the effectiveness of the Initial Exchange, which shall be deemed to occur at 8:45 a.m. (New York time) on September 4, 2019 (such time on such date, the “Effective Time”), (subject to satisfaction (or waiver by the Lenders) of the conditions set forth in Article VI hereto), but in any event prior to 4:00 p.m. (New York time) on September 4, 2019 (such date, the “Effective Date”), (i) each Lender shall assign and transfer all right, title and interest in and to its Exchanged Indenture Notes to the Borrower, and deliver or cause to be delivered the Exchanged Indenture Notes held by such Lender to the Trustee, by book-entry transfer through the facilities of The Depositary Trust Company (“DTC”) from the account(s) of such Lender, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto (collectively, “Liens”), together with any customary documents of conveyance or transfer that the Borrower or Trustee may reasonably deem necessary or desirable to transfer such Exchanged Indenture Notes to the Borrower; (ii) the Borrower shall credit to the account of each Lender’s prime broker with DTC through its Deposit/Withdrawal at Custodian (DWAC) system the number of Common Exchange Shares set forth across from such Lender’s name on Schedule 1 hereto in the column captioned “Common Exchange Shares”; (iii) the Borrower shall deliver to each Lender a certificate, duly executed on behalf of the Borrower and not bearing any restrictive legend, representing the number of Preferred Exchange Shares set forth across from such Lender’s name on Schedule 1 hereto in the column captioned “Preferred Exchange Shares”; and (iv) the Borrower shall pay, in cash, by wire transfer of immediately available funds to an account designated by each Lender, all accrued and unpaid interest on such Lender’s Exchanged Indenture Notes through the Effective Date. The Borrower and the Lenders acknowledge and agree that the aggregate amount of accrued and unpaid interest on the Exchanged Indenture Notes through the Effective Date is $16,041.67.

(a) Upon the Effective Time, (i) each Lender shall be deemed for all corporate purposes to have become the legal, beneficial and record holder of the Initial Exchange Shares and (ii) the aggregate principal amount of the Exchanged Indenture Notes shall be deemed cancelled.

(b) For the avoidance of doubt, this Agreement does not affect any Indenture Notes not exchanged pursuant to this Agreement (or the rights of any Lender in respect of any such Indenture Notes).

ARTICLE II.

AMENDMENT OF FACILITY AGREEMENT AND WAIVER

Section 2.01. Amendments to Facility Agreement. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Date, the Facility Agreement shall hereby be amended as follows:

(a) Interest Rate. Solely with respect to periods from and after the Effective Date, the definition of “Interest Rate” in Section 1.1 of the Facility Agreement shall hereby be amended and restated in its entirety to read as follows:

““Interest Rate” means 6.75% interest per annum.”

(b) Principal Payments. Notwithstanding anything to the contrary contained in the Facility Agreement (including Section 2.3 thereof), the June 2019 Payment due and payable on September 4, 2019 (by virtue of the Extension Letters) shall be deferred to, and be due and payable on, June 1, 2020 (which shall have the effect of deferring the maturity date of the Loans (as defined in the Facility Agreement) from February 14, 2020 to June 1, 2020). To effectuate the foregoing, the first sentence of Section 2.3(a) of the Facility Agreement shall hereby be amended and restated in its entirety to read as follows:

“The Borrower shall pay to the Lenders an amount of the outstanding principal amount of the Notes equal to the sum of $3,333,333.33 plus the PIK Increase Amount (as defined below), on February 14, 2020, and shall pay to the Lenders the balance of the outstanding principal amount of the Notes, together with all accrued and unpaid interest on the Notes, on June 1, 2020. “PIK Increase Amount” means the aggregate amount by which the principal of the Notes shall have been increased as a result of PIK Interest Payments (as defined in the September 2019 Exchange Agreement and Amendment to Facility Agreement, dated as of September 3, 2019, among the Borrower, the Lender and Deerfield Special Situations Fund, L.P.) through and including February 14, 2020.”

(c) PIK Interest. Notwithstanding anything to the contrary contained in the Facility Agreement, interest on the FA Note (or any Senior Secured Convertible Promissory Note issued in substitution therefor) that accrues and is otherwise payable on an Interest Payment Date (as defined in the Facility Agreement) occurring after the Effective Date shall be paid in kind by adding the amount of such interest to the then outstanding principal amount of the Loans (each such payment in kind being referred to as a “PIK Interest Payment”). Following an increase in the principal amount of the FA Note (or any Senior Secured Convertible Promissory Note issued in substitution therefor) as a result of a PIK Interest Payment, such increased principal shall bear interest at the rate applicable to the FA Note, and such interest shall be paid in kind (and such payment in kind shall also be deemed a “PIK Interest Payment” hereunder). Notwithstanding the foregoing, and for the avoidance of doubt, any accrued and unpaid interest that is payable upon maturity or upon any other payment or prepayment (in connection with the acceleration of the Loans, an amortization payment or otherwise) of the FA Note shall be paid in cash, and all payments and prepayments (in connection with the acceleration of the Loans, an amortization payment or otherwise) shall be applied to the Loans in accordance with Section 2.3(c) of the Facility Agreement.

(d) Covenants; GPC License Agreement. Section 5.2 of the Facility Agreement shall hereby be amended by adding the following as subparagraphs (j), (k) and (l) thereof to follow subparagraph (i):

“(j) The Borrower shall not transfer, assign or otherwise dispose of that certain License and Collaboration Agreement, by and between the Borrower and Boston Pharmaceutical Holdings SA, an affiliate of Gurnet Point Capital Limited, dated as of September 3, 2019 (as amended or restated, the “GPC License Agreement”), or any of the Borrower’s material rights thereunder, in whole or in part.

(k) The Borrower shall not consent to, authorize or permit any other party to the GPC License Agreement to transfer, assign or otherwise dispose of its rights or obligations under the GPC License Agreement, in whole or in part, except to the extent that the Borrower’s consent thereto is not required by the terms of the GPC License Agreement; provided, that nothing in this Section 5.2(k) shall limit the Borrower’s right to terminate the GPC License Agreement in accordance with the terms Section 13.3, 13.4, 13.5 or 15.2 thereof.

(l) The Borrower shall enforce, and shall not enter into, consent to, authorize or permit any material amendment or modification of, or waive in any material respect the provisions of, the GPC License Agreement; provided, that nothing in this Section 5.2(l) shall limit Borrower’s right to amend, modify or waive any portion of the Product Development Plan (as defined in the GPC License Agreement) or the Commercialization Plan (as defined in the GPC License Agreement).”

Section 2.02. Limited Waivers and Consent. Effective as of the Effective Date, DPDF hereby consents to, and waives any breach of the Facility Agreement or any Transaction Document (as defined in the Facility Agreement) that would be deemed to occur by, the Borrower’s entry into the GPC License Agreement (without giving effect to any amendment or modification thereof or adjustment or waiver thereunder).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Lenders. Each Lender hereby represents and warrants to the Borrower as of the date of this Agreement and as of the Effective Time as follows:

(a) Organization and Good Standing. Such Lender is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b) Authority. Such Lender has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by such Lender and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Lender and no further action is required in connection herewith or therewith.

(c) Valid and Binding Agreement. This Agreement has been duly executed and delivered by such Lender and constitutes the valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) Non-Contravention. The execution and delivery of this Agreement by such Lender and the performance by such Lender of its obligations hereunder, does not and will not (i) violate any provision of such Lender’s organizational documents, or (ii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which such Lender is subject, or by which any of such Lender’s Notes is bound or affected except, in each instance of clauses (i) and (ii) hereof, where such violation or conflict would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the ability of such Lender to timely perform its obligations under this Agreement.

(e) Exemption. Such Lender has held such Lender’s Indenture Notes of record and beneficially for a period of at least one (1) year for purposes of Rule 144 under the Securities Act and is not, and during the three-month period prior to the date hereof has not been, an “affiliate” (as such term is used in Rule 144 under the Securities Act) of the Borrower. Such Lender understands that the Exchange Shares and the Conversion Shares are being offered, sold, issued and delivered to it in reliance upon specific exemptions from registration or qualification under federal and applicable state securities laws.

(f) Ownership of the Notes. Such Lender is the record and beneficial owner of, and has good and valid title to, such Lender’s Indenture Notes, free and clear of all Liens, and has full power to dispose thereof and to exercise all rights thereunder (other than as restricted by this Agreement or the Indenture (as defined below) and other than pledges or security interests that such Lender may have created in favor of a prime broker under and in accordance with its prime brokerage account with such broker), without the consent or approval of, or any other action on the part of, any other Person. Other than the transactions contemplated by this Agreement, there is no outstanding contract, vote, plan, pending proposal or other right of any Person to acquire such Lender’s Indenture Notes or any portion thereof. Such Lender has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of its Indenture Notes or its rights in its Indenture Notes, or (b) except, as would not materially and adversely affect the ability of such Lender to consummate the transactions contemplated hereby, given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to its Indenture Notes. Upon such Lender’s delivery of its Exchanged Indenture Notes to the Borrower pursuant to the Initial Exchange, such Exchanged Indenture Notes shall be free and clear of all Liens created by such Lender.

(g) Accredited Investor/Qualified Institutional Buyer. Such Lender is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. Such Lender is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act. Such Lender understands the economic risk of its investment in the Exchange Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Exchange Shares.

(h) Information. Such Lender acknowledges and agrees that (i) such Lender has had the opportunity to review the Borrower’s SEC Reports (as defined below) and this Agreement (including the exhibits hereto), (ii) such Lender has had an opportunity to submit questions to the Borrower concerning the Borrower, its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Initial Exchange and the potential Optional Exchanges (collectively, the “Transactions”), and has all information that it considers necessary in making an informed investment decision, (iii) such Lender has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Transactions and to make an informed investment decision with respect to such Transactions. Notwithstanding anything to the contrary contained herein, the rights and remedies available to such Lender, neither any such review nor any due diligence investigation conducted by such Lender or its advisors, if any, or its representatives shall modify, amend or otherwise affect such Lender’s right to rely on the representations and warranties of the Borrower contained in this Agreement.

(i) No Illegal Transactions. Such Lender has not, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with it has, engaged in any purchase or sale of the securities of the Borrower (including, without limitation, any Short Sales (as defined below) involving any of the Borrower’s securities) from May 23, 2019 through the date of this Agreement, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers. Solely for purposes of this Section 3.01(i), subject to such Lender’s compliance with their respective obligations under the U.S. federal securities laws and such Lender’s internal policies, (a) such “Lender” shall not be deemed to include any employees, subsidiaries or affiliates of such Lender that are effectively walled off by appropriate information barriers approved by such Lender’s respective legal or compliance department (and thus have not been privy to any information concerning the Transactions), and (b) the foregoing representations and covenants of this Section 3.01(i) shall not apply to any transaction by or on behalf of an account of such Lender that was effected without the advice or participation of, or such account’s receipt of information regarding the Transactions provided by, such Lender.

(j) Beneficial Ownership. The issuance of the Common Exchange Shares to each Lender at the Initial Exchange shall not cause the number of shares of Common Stock then beneficially owned by such Lender and its Affiliates and any other Persons or entities whose beneficial ownership of the Common Stock would be aggregated with such Lender for the purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which such Lender is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth in Section 2(e)(i) of Annex I) to exceed 4.985% of the total number of the shares of the Common Stock then issued and outstanding. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In addition, a determination as to any “group” status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3.01(j), in determining the number of outstanding shares of Common Stock, a Lender may rely on the Borrower’s representations in Section 3.02(f).

Section 3.02. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Lenders as of the date of this Agreement and as of the Effective Date as follows:

(a) Organization and Good Standing. The Borrower is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b) Authority. The Borrower has the requisite corporate power and authority, as applicable, to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Borrower and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Borrower, and no further action of the Borrower, its board of directors, managers, members or stockholders, as applicable, is required in connection herewith or therewith.

(c) Consents. The Borrower is not required to obtain any consent from, authorization or order of, or make any filing or registration with any governmental authority or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by this Agreement, in accordance with the terms hereof or thereof, other than filing the Certificates of Designation with the Secretary of State of the State of Delaware and filing the Announcing 8-K Filing (as defined below) with the U.S. Securities and Exchange Commission (the “Commission”).

(d) Valid and Binding Agreement. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and upon the filing thereof, the Certificates of Designation, the Preferred Exchange Shares and any Option Exchange Shares (as defined in Annex I) comprised of shares of Series B-2 Preferred Stock will constitute, the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(e) Non-Contravention. The execution and delivery of this Agreement by the Borrower and the performance by the Borrower of its obligations hereunder and under the Certificates of Designation do not and will not (i) violate any provision of the Borrower’s organizational documents, (ii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Borrower is subject, or by which any property or asset of the Borrower is bound or affected, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with, any court or other federal, state, local or other governmental authority or other Person, other than filing the Certificates of Designation with the Secretary of State of the State of Delaware and filing the Announcing 8-K Filing with the Commission, (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any permit or contract to which the Borrower is a party or by which any of its properties or assets are bound, (v) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, the Indenture, or (vi) result in the creation or imposition of any Lien on any part of the properties or assets of the Borrower, except, in each instance of clauses (ii), (iii), (iv) and (vi) hereof, where such violation, conflict, breach, default or Lien would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on (a) the business, operations, results of operations, condition (financial or otherwise) or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the legality, validity or enforceability of any provision of this Agreement or either of the Certificates of Designation, (c) the ability of the Borrower to timely perform its obligations under this Agreement or either of the Certificates of Designation, or (d) the rights and remedies of the Lenders under this Agreement or either of the Certificates of Designation. As of the date hereof, no Event of Default (as defined in the Indenture) under the Indenture exists and no Event of Default (as defined in the Facility Agreement) under the Facility Agreement exists, and, to the knowledge of the Borrower, no event has occurred, and no fact or circumstance exists, that, with or without notice, lapse of time or both would reasonably be expected to result in an Event of Default under either the Indenture or the Facility Agreement.

(f) Issuance of Exchange Shares. The Exchange Shares are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Borrower, and will not be issued in violation of, or subject to, any preemptive or similar rights of any person. The Conversion Shares issuable upon conversion of the Preferred Exchange Shares and the Option Exchange Shares (to the extent consisting of Series B-2 Preferred Stock) are duly authorized and, when issued in accordance with the applicable Certificate of Designation, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Borrower, and will not be issued in violation of, or subject to, any preemptive or similar rights of any person. The Borrower has reserved from its duly authorized capital stock 28,439,015 shares of Common Stock for issuance hereafter upon conversion of the Preferred Exchange Shares and the Option Exchange Shares (to the extent consisting of Series B-2 Preferred Stock) and upon exchange of Indenture Notes in accordance with Annex I, in each case, free and clear of preemptive or similar rights. As of the date of this Agreement, there are 30,058,543 shares of Common Stock issued and outstanding.

(g) SEC Reports; Nasdaq. The Borrower has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). None of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in the Borrower’s Current Report on Form 8-K filed with the Commission on May 23, 2019, the Borrower is not in violation of the requirements of the Nasdaq Global Market (“Nasdaq GM”) and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of trading of the Common Stock in the foreseeable future.

(h) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Borrower or any of its affiliates or representatives to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Lenders shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.02(h) that may be due in connection with the transactions contemplated hereby.

(i) Exemption from Registration. No registration under the Securities Act or any state securities laws is or will be required for the offer and issuance of the Initial Exchange Shares or the Option Exchange Shares by the Borrower to the Lenders as contemplated hereby or for the offer and issuance of the Conversion Shares by the Borrower to the Lenders as contemplated hereby and by the Certificates of Designation. The amendments and transactions contemplated hereby, including the issuance and sale of the Initial Exchange Shares and the Option Exchange Shares hereunder and the issuance and sale of the Conversion Shares pursuant to the terms of the Certificates of Designation do not and will not contravene, or require stockholder approval pursuant to, the rules and regulations of The Nasdaq Stock Market LLC, as currently in effect. Assuming the Lender to which Initial Exchange Shares, Option Exchange Shares or Conversion Shares are to be issued is not as of the date of issuance, and for a period of three (3) months prior to the date of issuance has not been, an “affiliate” (as such term is used in Rule 144 under the Securities Act) of the Borrower (which the Borrower shall assume (and the applicable Lender shall be deemed to represent) unless such Lender has otherwise advised the Borrower in writing) and in reliance on such Lender’s representations contained in Section 3.01(e) hereof, the Conversion Shares, the Initial Exchange Shares and the Option Exchange Shares will be freely tradeable by such Lender without restriction or limitation (including volume limitation), pursuant to Rule 144 under the Securities Act, and will not contain or be subject to any legend or stop transfer instructions restricting the sale or transferability thereof. The Borrower has not paid or given (and will not pay or give), directly or indirectly, any commission or other remuneration for soliciting the exchange to be effected pursuant to this Agreement or otherwise in connection with the issuance and sale of the Initial Exchange Shares, any Option Exchange Shares or any Conversion Shares pursuant to this Agreement or the applicable Certificate of Designation.

(j) No Integrated Offering. Neither the Borrower, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made, or will make, any offers or sales of any security or solicited, or will solicit, any offers to buy any security, under circumstances that would cause this offering and issuance of the Initial Exchange Shares, the offering and issuance of the Option Exchange Shares or the offering and issuance of any of the Conversion Shares to be integrated with prior offerings by the Borrower (i) for purposes of the Securities Act and which would require the registration of any such securities under the Securities Act, or (ii) for purposes of any applicable stockholder approval provisions of the Nasdaq GM and which would require stockholder approval for the issuance of any Initial Exchange Shares, Option Exchange Shares or Conversion Shares.

(k) No Unlawful Payments. Neither the Borrower, to the knowledge of the Borrower, nor any of its directors or officers or any employee, agent, affiliate, representative of or other person associated with or acting on behalf of the Borrower, has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (d) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(l) Compliance with Money Laundering Laws. The operations of the Borrower are and have been conducted at all times in compliance with all financial recordkeeping and reporting requirements applicable to the Borrower, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, and the money laundering and any related or similar laws of all jurisdictions in which the Borrower conducts business (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any governmental authority involving the Borrower with respect to the Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.

(m) OFAC. The Borrower is not (a) a country, the government of a country, or an agency of the government of a country, (b) an organization directly or indirectly controlled by a country or its government, or (c) a person resident in or determined to be resident in a country, in each case, that is subject to a comprehensive country sanctions program administered and enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and the Borrower is not a person named on the list of Specially Designated Nationals maintained by OFAC.

(n) Application of Takeover Protections. The Borrower and its board of directors have taken all necessary action, if any, in order to render inapplicable the Borrower’s issuance of the Initial Exchange Shares, Option Exchange Shares and Conversion Shares and the Lenders’ ownership of such securities from the provisions of any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the organizational documents of the Borrower or the laws of the state of its incorporation which is applicable to the Lenders as a result of the transactions contemplated by this Agreement, including the Borrower’s issuance of the Initial Exchange Shares, Option Exchange Shares and Conversion Shares and the Lenders’ ownership of such securities.

ARTICLE IV.

COVENANTS

Section 4.01. Reservation of Shares. On and after the date hereof, the Borrower shall at all times reserve and keep available, free of preemptive or similar rights, a sufficient number of shares of Common Stock for the purpose of enabling the Borrower to issue all of the Conversion Shares pursuant to the Certificates of Designation (without regard to the Beneficial Ownership Limitation or the Option Beneficial Ownership Cap (as defined in Annex I)) and shares of Common Stock in accordance with Annex I (without regard to the Option Beneficial Ownership Cap).

Section 4.02. Blue Sky Filings. The Borrower shall take such action as is necessary in order to obtain an exemption for, or to qualify the Initial Exchange Shares, the Option Exchange Shares and the Conversion Shares for, issuance and sale to the Lenders under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any of the Lenders.

Section 4.03. Listing. The Borrower has submitted an application for the listing of the Conversion Shares and the shares of Common Stock issuable in accordance with Annex I on Nasdaq GM and will use its commercially reasonable efforts to secure such listing. For so long as any Notes remain outstanding, the Borrower shall use commercially reasonable efforts to maintain the Common Stock’s listing on Nasdaq GM. The Borrower shall not take any action which would be reasonably expected to result in the delisting or suspension of trading the Common Stock on Nasdaq GM. If the Common Stock is, or is reasonably expected to be, delisted from Nasdaq GM, the Borrower shall use its best efforts to cause the Common Stock to be listed on the Nasdaq Capital Market contemporaneously with such delisting and, thereafter, (i) shall use commercially reasonable efforts to maintain the Common Stock’s listing on the Nasdaq Capital Market and (ii) shall not take any action which would be reasonably expected to result in the delisting or suspension of trading the Common Stock on the Nasdaq Capital Market. The Borrower shall pay all fees and expenses in connection with satisfying its obligations under this Section 4.03.

Section 4.04. Disclosure; Confidentiality. On or before 8:00 a.m., New York time, on the first Business Day following the date of this Agreement, the Borrower shall file with the Commission a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Agreement and the GPC License Agreement, disclosing the effectiveness of each of such agreement, attaching this Agreement and the GPC License Agreement and disclosing any other presently material non-public information (if any) provided or made available to any Lender (or any Lender’s agents or representatives) on or prior to the date hereof (the “Announcing 8-K Filing”). The Borrower represents and warrants that, from and after the filing of the Announcing 8-K Filing, it shall have publicly disclosed all material, non-public information (if any) provided or made available to any Lender (or any Lender’s agents or representatives) by Borrower or any of its officers, directors, employees, Affiliates or agents in connection with the transactions contemplated by this Agreement or otherwise (including with respect to the GPC License Agreement) on or prior to the date hereof. The Borrower also represents and warrants, for the avoidance of doubt and without limiting the foregoing, that by making any redactions to the GPC License Agreement, as filed with the Commission as an exhibit as part of the Announcing 8-K Filing, the Borrower shall not (i) have failed to disclose any material information in respect of the GPC License Agreement or (ii) cause any Lender or any affiliate or representative of any Lender to be in possession of any material non-public information relating to the to the terms of the GPC License Agreement at any time after the filing of the Announcing 8-K Filing. Notwithstanding anything contained in this Agreement to the contrary, and without implication that the contrary would otherwise be true, the Borrower expressly acknowledges and agrees that, from and after the Announcing 8-K Filing, no Lender nor any affiliate of any Lender shall have (unless expressly agreed to by such particular Lender after the date hereof in a written definitive and binding agreement executed by the Borrower and such particular Lender or customary oral (confirmed by e-mail) “wall cross” agreement (it being understood and agreed that no Lender may bind any other Lender with respect thereto)), any duty of trust or confidence with respect to, or a duty not to trade in any securities while aware of, any information regarding the Borrower. The Borrower acknowledges and agrees that Section 6.14 of the Facility Agreement, as deemed amended by Sections 3.04(e) and (f) of the Exchange Agreement, dated as of October 5, 2018, among the Borrower and the Lenders, remains in full force and effect.

Section 4.05. Taxes. The Borrower shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement.

Section 4.06. Tax Treatment. The parties intend and agree that the exchanges of a portion of the Indenture Notes for Initial Exchange Shares described herein are part of and pursuant to a Plan of Recapitalization and Reorganization of the Borrower described in Section 368(a)(1)(E) of the Code, and shall report the transactions for federal, state and local income tax purposes in accordance therewith unless otherwise required by applicable law.

Section 4.07. Fees and Expenses. The Borrower shall promptly reimburse the Lenders for all of their reasonable out-of-pocket, costs, fees and expenses, including legal fees and expenses, incurred in connection with the negotiation and drafting of this Agreement and the consummation of the transactions contemplated hereby, up to a maximum of $150,000 for all such expenses.

ARTICLE V.

ACKNOWLEDMENT OF THE BORROWER

Section 5.01. The Borrower irrevocably and unconditionally acknowledges, affirms and covenants to each Lender that:

(a) such Lender is not in default under the Indenture or the Facility Agreement and has not otherwise breached any obligations to the Borrower; and

(b) there are no offsets, counterclaims or defenses to the obligations under the Indenture as of the date hereof, including the liabilities and obligations of the Borrower under the Notes or the rights, remedies or powers of such Lender in respect of any of the obligations under the Indenture, and the Borrower agrees not to interpose (and each does hereby waive and release) any such defense, set off or counterclaim in any action brought by such Lender with respect thereto.

ARTICLE VI.

CONDITIONS PRECEDENT.

Section 6.01. Conditions. The effectiveness of the amendments contemplated by Article II and the consummation of the Initial Exchange are subject to the following conditions on or prior to the Effective Time:

(a) Delivery of Documents. The Borrower and the Lenders shall each have executed and delivered this Agreement.

(b) Performance: No Default. The representations and warranties of the Borrower and Lenders contained herein shall be true and correct, and the Borrower and Lenders shall have performed and complied with all agreements and conditions contained in this Agreement to be performed by or complied with by the Borrower or Lenders, as applicable, prior to the Effective Time in all respects, and the Lenders shall have received a certification from the chief executive officer or chief financial officer of the Borrower to the foregoing effect.

(c) Certificates of Designation. The Lenders shall have received evidence satisfactory to the Lenders that each Certificate of Designation has been filed with the Secretary of State of the State of Delaware and has become effective.

(d) Legal Opinion. The Lenders (or their counsel) shall have received customary legal opinions from Cooley LLP, as counsel to the Borrower, in form and substance reasonably satisfactory to the Lenders.

(e) GPC Transactions. (i) The Borrower and Boston Pharmaceuticals Holdings SA shall have entered into the GPC License Agreement, which shall include a collateral assignment in favor of DPDF of all of the Borrower’s rights thereunder, and shall otherwise be in form and substance reasonably satisfactory to the Lenders, and (ii) the GPC License Agreement shall have become effective.

ARTICLE VII.

MISCELLANEOUS

Section 7.01. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and understandings, both oral and written, among the Lenders and the Borrower with respect to the subject matter hereof.

Section 7.02. Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Borrower and (i) prior to the effectiveness of the Initial Exchange, each of the Lenders and (ii) following the effectiveness of the Initial Exchange, the Lenders holding a majority of the Exchange Shares issued hereunder, except that (A) any amendment or waiver with respect to a provision of Annex I shall require the signature of Lenders whose aggregate Pro Rata Exchange Limits (as defined in Annex I) exceed 50% of the aggregate Pro Rata Exchange Limits of all Lenders, and (B) any amendment or waiver with respect to a provision of Article II shall require the signature of the Required Lenders (as defined in the Facility Agreement). No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 7.03. Successors and Assigns. All of the covenants and provisions of this Agreement by or for the benefit of the Lenders or the Borrower shall bind and inure to the benefit of their respective successors and permitted assigns. No party hereunder may assign its rights or obligations hereunder without the prior written consent of the other parties hereto, except that a Lender may assign its rights hereunder to an Affiliate (as defined in Annex I) of such Lender to which it transfers Exchange Shares, Conversion Shares or Indenture Notes, provided that (a) such Lender agrees in writing with the transferee or assignee to assign such rights, and such assignee or transferee agrees in writing to accept such rights subject to, and to be bound by, the terms of this Agreement, and a copy of such agreement is furnished to the Borrower after such transfer or assignment; and (b) the Borrower is, after such transfer or assignment, furnished with written notice of (i) the name and address of such transferee or assignee and (ii) the portion of such Exchange Shares, Conversion Shares or Indenture Notes with respect to which such rights are being transferred or assigned; provided, further, that an assignment of rights under Annex I shall be subject to the provisions of Section 3 thereof.

Section 7.04. Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, overnight mail, international courier (confirmed by facsimile), electronic mail or facsimile to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party shall have designated by notice to the other parties.

If to the Borrower: KemPharm, Inc.

1180 Celebration Blvd.

Suite 103

Celebration, FL 34747

Fax: (321) 250-3698

E-mail: lclifton@kempharm.com

Attention: R. LaDuane Clifton, Chief Financial Officer

With a copy to (which shall not constitute notice hereunder):

Cooley LLP

1299 Pennsylvania Avenue, NW

Suite 700

Washington, DC 20004

Fax: (703) 456-8100

Email: bsiler@cooley.com

Attention: Brent Siler

If to DPDF or DSS:

Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017 Fax: (212) 599-3075

Email: dclark@deerfield.com

Attn: David J. Clark

With a copy to:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, Illinois 60661-3693

Fax: (212) 940-8776

Email: mark.wood@kattenlaw.com

Attn: Mark Wood

Section 7.05. Applicable Law; Consent to Jurisdiction.

(a) As part of the consideration and mutual promises being exchanged and given in connection with this Agreement, the parties hereto agree that all claims, controversies and disputes of any kind or nature arising under or relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, including disputes relating to the negotiations for, inducements to enter into, or execution of, this Agreement, and disputes concerning the interpretation, enforceability, performance, breach, termination or validity of all or any portion of this Agreement shall be governed by the laws of the State of New York without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) The parties hereto agree that all claims, controversies and disputes of any kind or nature relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, shall be brought exclusively in the state and federal courts sitting in The City of New York, borough of Manhattan. With respect to any such claims, controversies or disputes, each of the Parties hereby irrevocably:

(i) submits itself and its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in any court or tribunal other than the aforesaid courts;

(ii) waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding (A) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 7.05, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by the applicable law, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts; and

(iii) WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.05.

Notwithstanding the foregoing in this Section 7.05, a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

Section 7.06. Counterparts; Effectiveness. This Agreement and any amendment hereto may be executed and delivered in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

Section 7.07. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties to this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08. Remedies; Specific Performance. The rights and remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under the Facility Agreement, the FA Note, the Indenture Notes, the Indenture and/or at law or in equity. No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit any Lender’s right to pursue actual damages for any failure by the Borrower to comply with the terms of the Agreement, the Facility Agreement, the FA Note, the Indenture Notes and the Indenture. The parties to this Agreement agree that irreparable damage would occur and that the parties to this Agreement would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without the necessity of posting bond or other security or showing actual damages, and this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 7.09. Effect of Headings. The section and subsection headings herein are for convenience only and not part of this Agreement and shall not affect the interpretation thereof.

Section 7.10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Section 7.11. Reservation of Rights. None of the Lenders has hereby waived any of such Lender’s rights or remedies arising from any such breach or default or any right otherwise available under the Indenture, the Facility Agreement or at law or in equity as to any of such Lender’s Notes that remain outstanding following the effectiveness of the Initial Exchange. Each of the Lenders expressly reserves all such rights and remedies. Notwithstanding anything else to the contrary herein, each Lender hereby agrees that the issuance of the Initial Exchange Shares to such Lender and the payment in full of accrued and unpaid interest on its Exchanged Indenture Notes, satisfies in full any and all obligations of the Borrower under the Indenture as to the Exchanged Indenture Notes and such Lender’s remedies with regard to such Exchanged Indenture Notes shall be solely as described in this Agreement.

Section 7.12. Further Assurances. The parties hereby agree, from time to time, as and when reasonably requested by any other party hereto, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements, including secretary’s certificates, stock powers and irrevocable transfer agent instructions, and to take or cause to be taken such further or other action, as any party may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement. Without limiting the foregoing, the Borrower shall take such action, and deliver such notices, documents, instruments and agreements as the Trustee may reasonably require to effectuate the exchange and surrender of Indenture Notes in accordance with Annex I.

Section 7.13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

Section 7.14. Interpretative Matters. Unless otherwise indicated or the context otherwise requires, (i) all references to Sections, Schedules, Appendices or Exhibits are to Sections, Schedules, Appendices or Exhibits contained in or attached to this Agreement, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (c) the words “hereof,” “herein” and words of similar effect shall reference this Agreement in its entirety, and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

Section 7.15. Reaffirmation. Other than as expressly provided in this Agreement, the execution and delivery of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders, constitute a waiver of any provision of the Indenture, the Facility Agreement, the Indenture Notes or the FA Note or any other document executed in connection therewith or serve to effect a novation of the obligations thereunder. The Borrower, as issuer, debtor, grantor, pledger, mortgagor, guarantor or assignor, or in other any other similar capacity in which it grants liens or security interests in its property hereby (i) acknowledges and agrees that it has reviewed this Agreement, (ii) ratifies and reaffirms all of its obligations, contingent or otherwise, under each of the Transaction Documents (as defined in the Facility Agreement), each as amended as of the date hereof (including as provided in this Agreement), and (iii) to the extent the Borrower granted Liens on or security interests in any of its property pursuant to any such Transaction Document as security for the Obligations (as defined in the Facility Agreement) under or with respect to the Transaction Documents, ratifies and reaffirms such grant of security interests and Liens as provided in the Transaction Documents and confirms and agrees that such security interests and Liens continue to secure all of the currently outstanding or future Obligations (as amended hereby) on the terms and conditions of the Transactions Documents (as amended as of the date of this Agreement (including as provided in this Agreement)). The Borrower hereby consents to this Agreement and acknowledges that this Agreement is a Transaction Document and each of the other Transaction Documents, each as amended as of the date hereof (including as provided in this Agreement), remains in full force and effect and is hereby ratified and reaffirmed; provided that, nothing in this Section 7.15 shall obligate the Borrower to restate, or be considered to be a restatement of, the representations of the Borrower contained in Article 3 of the Facility Agreement as of the date hereof. Any reference in the Transaction Documents to “hereunder,” hereof,” “herein,” or words of like import referring to such agreement shall refer to such Transaction Document as amended as of the date hereof (including as provided in this Agreement).

Section 7.16. Payment Set Aside. Notwithstanding anything to the contrary contained herein, if any payment or transfer (or any portion thereof) to either of the Lenders shall be subsequently invalidated, declared to be fraudulent or a fraudulent conveyance or preferential, avoided, rescinded, set aside or otherwise required to be return or repaid, whether in bankruptcy, reorganization, insolvency or similar proceedings involving the Borrower or otherwise, then the Obligations (as defined in the Facility Agreement) purportedly satisfied with such payment or transfer, to the extent that such payment is or must be invalidated, declared to be fraudulent or a fraudulent conveyance or preferential, avoided, rescinded, set aside or otherwise required to be return or repaid, shall immediately be reinstated, without need for any action by any Person, and shall be enforceable against the Borrower, any guarantor and their successors and permitted assigns as if such payment had never been made (in which case this Agreement shall in no way impair the claims of Lenders with respect to such payment or transfer). The provisions of this Section 7.16 shall survive the satisfaction in full of the Obligations and the termination of the Facility Agreement.

Section 7.17. Termination. Except to the extent otherwise agreed in writing by the Lenders prior to the Effective Time, this Agreement shall terminate and be of no further force or effect if any of the conditions set forth in Article VI are not satisfied or waived by the Lenders as of the Effective Time; provided, however, that the Borrower’s obligations under Section 4.07 hereof shall survive such termination until performed by the Borrower in full.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date first written above.

THE BORROWER:

KEMPHARM, INC.

By:	/s/ R. LaDuane Clifton
Name: R. LaDuane Clifton
Title: Chief Financial Officer

[Signature Page to September 2019 Exchange Agreement and Amendment to Facility Agreement]

LENDERS:

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By: Deerfield Mgmt III, L.P., its General Partner
By: J.E. Flynn Capital III , LLC, its General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

[Signature Page to September 2019 Exchange Agreement and Amendment to Facility Agreement]

Schedule 1

LENDER	Exchanged Indenture Notes (principal amount)	Common Exchange Shares	Preferred Exchange Shares
Deerfield Private Design Fund III, L.P.	$2,500,000.00	1,249,913	1,313
Deerfield Special Situations Fund, L.P.	$500,000.00	249,981	263
Total:	$3,000,000.00	1,499,894	1,576

Annex I

This is Annex I to the September 2019 Exchange Agreement and Amendment to Facility Agreement, dated as of September 3, 2019, by and among KemPharm, Inc., a Delaware corporation (the “Borrower”), Deerfield Private Design Fund III, L.P. (“DPDF”) and Deerfield Special Situations Fund, L.P. (“DSS” and, together with DPDF, the “Lenders”) (the “Exchange Agreement”). Capitalized terms used but not defined in this Annex I have the meanings given to them in the Exchange Agreement.

If either Lender elects to exchange all or any portion, not to exceed $27,000,000 in the aggregate principal amount, of the Indenture Notes pursuant to an Optional Exchange, the following terms shall apply.

1. Definitions. For purposes of this Annex I, the following terms shall have the following meanings:

(a) “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act (“Rule 144”). With respect to a Lender, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Lender will be deemed to be an Affiliate of such Lender.

(b) “Agreement Date” means September 3, 2019.

(c) “Bloomberg” means Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and designated by the Borrower and the Lenders.

(d) “Common Stock” means the common stock, par value $0.0001 per share, of the Borrower.

(e) “Common Stock Exchange Price” means, as of any Exchange Date or other date of determination, the greater of (A) the arithmetic average of the Volume Weighted Average Price of the Common Stock on each of the fifteen (15) Trading Days immediately preceding the Exchange Date (the “Measurement Period”); provided, that in the event that a stock split, stock combination, reclassification, payment of stock dividend, recapitalization or other similar transaction of such character that the outstanding shares of Common Stock shall be changed into or become exchangeable for a larger or small number of shares (a “Stock Event”) is consummated during the Measurement Period, the Volume Weighted Average Price for all Trading Days during the Measurement Period prior to the effectiveness of the Stock Event shall be appropriately adjusted to reflect such Stock Event and (B) $0.9494, subject to appropriate adjustment for any Stock Event that occurs on or after the Agreement Date.

(f) “Dollars” or “$” means United States Dollars.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Exchange Amount” means, in respect of any exchange of Indenture Notes in accordance with this Annex I, the aggregate principal amount of the Indenture Notes to be exchanged.

(i) “Exchange Date” means the date of delivery via facsimile or electronic mail of an Exchange Notice.

(j) “Exchange Option Period” means each period set forth on Schedule A-1 to this Annex I.

(k) “Exchange Price” means, as of any Exchange Date or other date of determination, (A) in respect of any Exchange of the Indenture Notes (or portion thereof) for shares of Common Stock, the Common Stock Exchange Price, and (B) in respect of any Exchange (as defined below) of the Indenture Notes (or portion thereof) for Series B-2 Preferred Shares, the Series B-2 Exchange Price.

(l) “Exchange Trigger Period” means the period commencing on and including the Effective Date and ending on the first date on which none of the Indenture Notes remain outstanding.

(m) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(n) “Principal Market” means the Nasdaq Global Market (or any successor thereto) or if the Common Stock ceases to be listed on the Nasdaq Global Market (or any successor thereto), then Principal Market shall mean the principal securities exchange or trading market for the Common Stock.

(o) “Pro Rata Exchange Limit” means, as of any date of determination during any Exchange Option Period, with respect to each Lender, the aggregate principal amount of Indenture Notes set forth on Schedule A-1 under such Lender’s name with respect to such Exchange Option Period, less (B) the aggregate principal amount of Indenture Notes exchanged by such Lender pursuant to this Annex I after the Effective Time and prior to such date of determination (including, for the avoidance of doubt, the principal amount of any Indenture Notes exchanged by such Lender during any prior Exchange Option Period).

(p) “Securities Act” means the Securities Act of 1933, as amended.

(q) “Series B-2 Exchange Price” means the Stated Value (as defined in the Series B-2 Certificate of Designation).

(r) “Series B-2 Preferred Shares” means shares of the Series B-2 Preferred Stock.

(s) “Shares” means Series B-2 Preferred Shares or shares of Common Stock.

(t) “Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the date the applicable Exchange Notice (as defined below) is received or deemed received by the Borrower.

(u) “Trading Day” means any day on which trading occurs on the Principal Market or other securities markets in the United States.

(v) “Volume Weighted Average Price” means, for the Common Stock as of any Trading Day, the volume weighted average sale price of the Common Stock on the Principal Market as reported by Bloomberg.

2. Exchange Rights. The Indenture Notes may be exchanged for shares of Common Stock or Series B-2 Preferred Shares on the terms and conditions set forth in this Section 2.

(a) Exchange at Option of each Lender. Subject to Section 2(e) of this Annex I, at any time and from time to time during the Exchange Trigger Period, each Lender shall be entitled to exchange (an “Exchange”) the Indenture Notes (the “Exchanged Notes”) held by such Lender for fully paid and non-assessable shares of Common Stock or, at the election of such Lender, fully paid and non-assessable Series B-2 Preferred Shares (collectively, the “Option Exchange Shares”) at the Exchange Rate (as defined in Section 2(b) of this Annex I) (an “Exchange”). The Borrower shall not issue any fraction of a share of Common Stock upon any Exchange (but may issue fractional Series B-2 Preferred Shares). If the issuance would result in the issuance of a fraction of a share of Common Stock, then the Borrower shall round such fraction of a share up or down to the nearest whole share (with 0.5 rounded up).

(b) Exchange Rate. The number of Option Exchange Shares issuable upon an Exchange of any Indenture Notes pursuant to Section 2 of this Annex I shall be determined according to the following formula (the “Exchange Rate”):

Exchange Amount
Exchange Price

(c) Mechanics of Exchange. The Exchange of the Indenture Notes shall be conducted in the following manner:

(i) Lender’s Delivery Requirements. To exchange Indenture Notes for Option Exchange Shares on any date, the applicable Lender shall (A) transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 5:00 p.m. New York City time on such date, a copy of an executed exchange notice in the form attached hereto as Exhibit A (the “Exchange Notice”) to the offices of the Borrower, at 1180 Celebration Blvd., Suite 103, Celebration, FL 34747, Attention: R. LaDuane Clifton, Chief Financial Officer, Fax: (321) 250-3698, E-mail: lclifton@kempharm.com, or such other address, facsimile number or email address as the Borrower may designate in writing, and (B) as soon as practicable thereafter, assign and transfer to the Borrower the Exchanged Notes by book-entry transfer through the facilities of The Depositary Trust Company from the account(s) of such Lender, free and clear of any Liens. For the avoidance of doubt, each Lender shall have the right to deliver an Exchange Notice that provides for the issuance of both shares of Common Stock and shares of Series B-2 Preferred Stock.

(ii) Borrower’s Response. Upon receipt or deemed receipt by the Borrower of a copy of an Exchange Notice from a Lender, the Borrower (I) shall as soon as practicable send, via electronic mail, a confirmation of receipt of such Exchange Notice to such Lender and the Borrower’s designated transfer agent (the “Transfer Agent”), if applicable, which confirmation shall constitute an instruction to any such Transfer Agent to process such Exchange Notice in accordance with the terms herein and (II) within the Standard Settlement Period following the date of receipt or deemed receipt by the Borrower of such Exchange Notice (the “Share Delivery Date”), (A) in respect of the number Option Exchange Shares (if any) comprised of shares of Common Stock, credit such aggregate number of shares of Common Stock to which such Lender shall be entitled in connection with such Exchange Notice, to the account of the Lender’s prime broker with DTC through its Deposit/Withdrawal at Custodian (DWAC) system, or (B) in respect of the number of Option Exchange Shares comprised of Series B-2 Preferred Shares (if any), issue and deliver to the address specified in the Exchange Notice, a stock certificate, registered in the name of the Lender (or its nominee) or such other persons as designated by the Lender, for the number of Series B-2 Preferred Shares to which the Lender shall be entitled in connection with such Exchange Notice. Provided that the Lender to which Option Exchange Shares are to be issued represents that (x) as of the date of delivery of the applicable Exchange Notice it is not, and for a period of three (3) months prior to such date has not been, an “affiliate” (as such term is used in Rule 144 under the Securities Act) of the Borrower, and (y) the Indenture Notes being converted have not been held by such an affiliate within the six (6)-month period immediately preceding the date of such Exchange Notice, the Option Exchange Shares shall not be subject to restrictions on transfer, and shall not bear any legend or be subject to any stop transfer or similar instruction. For the avoidance of doubt, by delivering an Exchange Notice, a Lender shall be deemed to have made the representations contemplated by the immediately preceding sentence, unless the applicable Lender otherwise indicates in such Exchange Notice. All interest in respect of the Exchanged Notes to which an Exchange Notice relates that accrues from the Interest Payment Date immediately preceding the applicable Exchange Date through (and including) the date the applicable Option Exchange Shares are delivered hereunder shall be paid by the Borrower, in cash, by wire transfer of immediately available funds to an account designated by such Lender by no later than the last day of the Standard Settlement Period following such Exchange Date.

(iii) Dispute Resolution. In the case of a dispute between the Borrower and a Lender as to the determination of the Exchange Price or the arithmetic calculation of the Exchange Rate, the Borrower shall issue, or instruct the Transfer Agent to issue, as applicable, to such Lender the number of Option Exchange Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to such Lender via facsimile and email within two (2) Business Days of receipt or deemed receipt of such Lender’s Exchange Notice or other date of determination. If such Lender and the Borrower are unable to agree upon the determination of the Exchange Price or arithmetic calculation of the Exchange Rate within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to such Lender, then the Borrower shall promptly (and in any event within two (2) Business Days) submit via facsimile or email (A) the disputed determination of the Exchange Price to an independent, reputable investment banking firm agreed to by the Borrower and the Lender to which such dispute relates, or (B) the disputed arithmetic calculation of the Exchange Rate to the Borrower’s independent registered public accounting firm, as the case may be. The Borrower shall use commercially reasonable best efforts to direct the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Borrower and the Lender to which such dispute relates of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties to such dispute absent manifest error. The fees and expenses of such investment bank or accounting firm shall be paid by the Borrower.

(iv) Record Holder. The person or persons entitled to receive the Option Exchange Shares issuable upon an Exchange of Indenture Notes hereunder shall be treated for all purposes as the legal and record holder or holders of such Option Exchange Shares upon delivery of the Exchange Notice in respect of such Exchange, or in the case of Option Exchange Shares the issuance of which is subject to a bona fide dispute that is subject to and being resolved pursuant to, and in compliance with the time periods and other provisions of, the dispute resolution provisions of Section 2(c)(iii) of this Annex I, the first Business Day after the resolution of such bona fide dispute; provided that the principal amount of the Indenture Notes subject to such dispute shall continue to bear interest until the date such Option Exchange Shares are actually issued to the applicable Lender.

(v) Borrower’s Failure to Timely Exchange.

(A) Cash Damages. If, on or before the Share Delivery Date, the Borrower shall fail to issue and deliver to the applicable Lender in accordance with Section 2(c)(ii) of this Annex I the number of Option Exchange Shares (free of any restrictive legend or stop transfer instructions) to which such Lender is entitled upon its Exchange of any Exchange Amount, then in addition to all other available remedies that such Lender may pursue hereunder, then the Borrower shall pay as partial liquidated damages to such Lender for each 30-day period (prorated for any partial period) after the Share Delivery Date such Exchange is not timely effected an amount equal to one percent (1%) of the Exchange Amount. Notwithstanding anything to the contrary contained herein (and in addition to the remedies set forth herein), to the extent that the Borrower shall fail to issue and deliver Option Exchange Shares to the applicable Lender prior to the applicable Share Delivery Date, the principal amount of the Indenture Notes to which such failure relates shall continue to bear interest until the date such Option Exchange Shares are actually issued to the applicable Lender. If the Borrower fails to pay the additional damages set forth in this Section 2(c)(v)(A) of this Annex I or interest that accrues in accordance with the immediately preceding sentence or Section 2(c)(iv), in each case, within five (5) Business Days of the date incurred, then the Lender entitled to such payments shall have the right at any time, so long as the Borrower continues to fail to make such payments, to require the Borrower, upon written notice, to immediately issue, in lieu of such damages or interest payments described herein, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described in this Section 2(c)(v)(A) of this Annex I divided by (Y) the Common Stock Exchange Price in effect on such Exchange Date.

(B) Void Exchange Notice. If for any reason a Lender has not received all of the Option Exchange Shares prior to the tenth (10th) Business Day after the Share Delivery Date (a “Exchange Failure”), then such Lender, upon written notice to the Borrower (a “Void Exchange Notice”) delivered prior to the receipt of such Option Exchange Shares, may void such applicable Exchange with respect to, and retain or have returned, as the case may be, any portion of the Indenture Notes that have not been exchanged pursuant to the applicable Exchange Notice; provided, that the voiding of such Exchange shall not affect the Borrower’s obligations to make any payments that have accrued prior to the date of such notice pursuant to Section 2(c)(v)(A) of this Annex I or otherwise.

(d) Taxes. The Borrower shall pay any and all taxes (excluding income taxes, franchise taxes or other taxes levied on gross earnings, profits or the like of each Lender) that may be payable with respect to the issuance and delivery of Option Exchange Shares upon the Exchange of Indenture Notes (or any portion thereof) hereunder.

(e) Limitations on Exchange.

(i) Option Beneficial Ownership Cap. The Borrower shall not issue to a Lender, and a Lender may not acquire, a number of shares of Common Stock upon Exchange of such Lender’s Indenture Notes pursuant to this Annex I to the extent that, upon such Exchange, the number of shares of Common Stock then beneficially owned by such Lender and its Affiliates and any other Persons or entities whose beneficial ownership of the Common Stock would be aggregated with such Lender for the purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which such Lender is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth in this Section 2(e)(i)) would exceed 4.985% of the total number of the shares of the Common Stock then issued and outstanding (the “Option Beneficial Ownership Cap”); provided, that the Option Beneficial Ownership Cap shall not apply to the extent that shares of Common Stock are not deemed to constitute “equity securities” pursuant to Rule 13d-1(i) under the Exchange Act. Each Lender hereby agrees that delivery by a Lender of an Exchange Notice that provides for the exchange of Indenture Notes for Common Stock shall constitute a representation by such Lender that the issuance of shares of Common Stock in accordance with such Exchange Notice will not cause such Lender (together with such Lender’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with such Lender’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission) to beneficially own a number of shares of Common Stock in excess of the Option Beneficial Ownership Cap. For purposes of the foregoing representation, the number of shares of Common Stock beneficially owned by such Lender and its Affiliates shall include the number of shares of Common Stock issuable upon exchange of Indenture Notes subject to the Exchange Notice with respect to which such representation is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) exchange pursuant to this Annex I of the remaining, unexchanged Indenture Notes beneficially owned by such Lender and (B) exercise, conversion or exchange of the unexercised, unconverted or unexchanged portion of any shares of Series B-1 Preferred Stock or Series B-2 Preferred Stock or any other securities of the Borrower subject to a limitation on conversion, exercise or exchange analogous to the limitation contained herein (including any warrants) beneficially owned by such Lender or any of its Affiliates. Except as set forth in the preceding sentence, for purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In addition, a determination as to any “group” status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes hereof, in determining the number of outstanding shares of Common Stock, a Lender may rely on the number of outstanding shares of Common Stock as stated in the Borrower’s most recent quarterly or annual report filed with the Commission, or any current report filed by the Borrower with the Commission subsequent thereto. In addition, if in response to a request by a Lender (which may be via electronic mail), the Borrower confirms in writing via electronic mail to such Lender the number of shares of Common Stock then outstanding, each Lender shall be entitled to rely upon such confirmation. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion, exercise or exchange of securities of the Borrower, including shares of Series B-1 Preferred Stock or Series B-2 Preferred Stock, by such Lender or its Affiliates since the date as of which such number of outstanding shares of Common Stock was last publicly reported or reported to such Lender by the Borrower in accordance with the foregoing, whichever is later.

(ii) Pro Rata Exchange Limit. Notwithstanding anything to the contrary contained herein, the Indenture Notes shall not be exchangeable by a Lender pursuant to this Annex I, and the Borrower shall not issue Option Exchange Shares to such Lender upon any Exchange pursuant to this Annex I, to the extent that the aggregate principal amount of Indenture Notes sought to be exchanged by such Lender, would exceed such Lender’s Pro Rata Exchange Limit (provided, for the avoidance of doubt, that the Borrower shall exchange the maximum amount of Indenture Notes set forth in the applicable Exchange Notice that may be exchanged into Option Exchange Shares without so exceeding such Lender’s Pro Rata Exchange Limit, subject to the Option Beneficial Ownership Cap, as applicable).

3. Assignment. The rights of the Lenders under this Annex I shall not be assignable by any Lender without the prior written consent of the Borrower, except that a Lender may assign its rights under this Annex I, in whole or in part, without the consent of the Borrower to an Affiliate of such Lender to which it transfers or assigns all or any portion of such Lender’s Indenture Notes, provided that (a) such Lender agrees in writing with the transferee or assignee to assign such rights, and such assignee or transferee agrees in writing to accept such rights subject to, and to be bound by, the terms of this Annex I, and a copy of such agreement is furnished to the Borrower after such transfer or assignment; and (b) the Borrower is, after such transfer or assignment, furnished with written notice of (i) the name and address of such transferee or assignee and (ii) the portion of such Lender’s Pro Rata Exchange Limit with respect to which such rights are being transferred or assigned (which shall not exceed the aggregate principal amount of Indenture Notes transferred or assigned by such Lender to such transferee). Upon any such assignment or transfer, the definition of “Pro Rata Exchange Limit” shall be appropriately adjusted to reflect such assignment.

Schedule A-1

Exchange Option Period	Pro Rata Exchange Limit		Total
	Deerfield Private Design Fund III, L.P.	Deerfield Special Situations Fund, L.P.
The period commencing on (and including) the first day of the Exchange Trigger Period and ending on (and including) the 59th day of the Exchange Trigger Period.	$4,167,000	$833,000	$5,000,000
The period commencing on (and including) the 60th day of the Exchange Trigger Period and ending on (and including) the 119th day of the Exchange Trigger Period	$5,833,000	$1,167,000	$7,000,000
The period commencing on (and including) the 120th day of the Exchange Trigger Period and ending on (and including) the 179th day of the Exchange Trigger Period	$10,833,000	$2,167,000	$13,000,000
The period commencing on (and including) the 180th day of the Exchange Trigger Period and ending on (and including) the 239th day of the Exchange Trigger Period	$15,833,000	$3,167,000	$19,000,000
The period commencing on (and including) the 240th day of the Exchange Trigger Period and ending on (and including) the last day of the Exchange Trigger Period.	$22,500,000	$4,500,000	$27,000,000

Exhibit A

EXCHANGE NOTICE

Reference is made to (i) the 5.50% Senior Convertible Notes due 2021 (the “Notes”) of KEMPHARM, INC., a Delaware corporation (the “Company”), and (ii) the September 2019 Exchange Agreement and Amendment to Facility Agreement (the “Exchange Agreement”), dated as of September 3, 2019, among the Company, Deerfield Private Design Fund III, L.P. and Deerfield Special Situations Fund, L.P. In accordance with and pursuant to the Exchange Agreement, the undersigned hereby elects to exchange the Exchange Amount (as defined in the Annex I to the Exchange Agreement) of Notes indicated below for shares of the Company, as of the date specified below.

Date of Exchange:

Aggregate Exchange Amount to be exchanged at the Exchange Price (as defined in the Exchange Agreement):

For shares of Common Stock:

For shares of Series B-2 Preferred Stock:

Please confirm the following information:

Exchange Price:

For the portion being exchanged for Common Stock:

For the portion being exchanged for Series B-2 Preferred Stock: $1,000

Number of shares of to be issued:

Common Stock:

Series B-2 Preferred Stock:

Please issue the shares of Common Stock and/or Series B-2 Preferred Stock for which the Notes are being exchanged in the following name and to the following address:

☐ Deposit/Withdrawal at Custodian (“DWAC”) system; or

☐ Physical Certificate

Issue to:

DTC Participant Number and Name (if through DWAC):

Account Number (if through DWAC):

Unless otherwise indicated below, by delivering this Exchange Notice the undersigned represents that (i) it is not as of the date hereof (the “Exchange Date”), and for a period of three (3) months prior to the Exchange Date has not been, an “affiliate” (as such term is used in Rule 144 under the Securities Act of 1933, as amended) of the Company, and (ii) the Indenture Notes being exchanged hereby have not been held by such an affiliate within the six (6)-month period immediately preceding the Exchange Date.

[HOLDER]

Exhibit A

Series B-1 Certificate of Designation

[See Exhibit 3.1 filed with this

Current Report on Form 8-K, as

filed with the SEC on September 4, 2019]

Exhibit B

Series B-2 Certificate of Designation

[See Exhibit 3.2 filed with this

Current Report on Form 8-K, as

filed with the SEC on September 4, 2019]